FOR FURTHER INFORMATION:

AT INVESTOR RELATIONS INTL:
Haris Tajyar
Managing Partner
Ph: 818-382-9702
htajyar@irintl.com

FOR IMMEDIATE RELEASE
MARCH 27, 2008

CHINA ARCHITECTURAL ENGINEERING REPORTS CONTINUED STRONG GROWTH IN FISCAL YEAR 2007

Revenue Rises 37% for the Year, with 2007 EPS up 50%

ZHUHAI, China, & LOS ANGELES—March 27, 2008 -- China Architectural Engineering, Inc. (CAE) (AMEX:RCH), a leader in the design, engineering, fabrication and construction of structural exterior cladding systems, today reported financial results for the fiscal year ended December 31, 2007.

For all of 2007, revenues were $86.6 million, up 37% from $63.3 million in 2006. Net income for 2007 was $12.03 million, or $0.21 per fully diluted share, up 50% on an EPS basis from $6.15 million, or $0.14 per fully diluted share, in 2006.

Earnings for the full year 2007 were negatively impacted by non-cash charges of $2.14 million relating to the Company’s issuance in April 2007 of $10 million of variable rate convertible bonds.

On the balance sheet, CAE reported cash and cash equivalents of $4.64 million as of December 31, 2007. This is an increase of 119% from $2.12 million on December 31, 2006. Long-term debt on December 31, 2007 totaled $3.9 million, compared to $2.5 million on December 31, 2006.

“Today’s report confirms once again that CAE is on a fast growth track,” said Ken Yi Luo, China Architectural Engineering’s Chairman and CEO. “Our ability to achieve another year of record revenues and earnings is a clear reflection of our growing, reputation-driven business in China and our successful efforts to win new business overseas. We expect this trend to continue and look forward to an even stronger year in 2008.”

To be added to China Architectural Engineering’s investor lists, please contact Haris Tajyar at htajyar@irintl.com or at 818-382-9702.

About China Architectural Engineering

China Architectural Engineering, Inc. (CAE) (AMEX: RCH), which began operations in 1992, has maintained a leading position in the global commercial construction industry by providing timely, high-quality, reliable, fully integrated & cost-effective service solutions to its clients utilizing specialized technical expertise in the design, engineering, fabrication and construction of structural exterior cladding systems. It specializes in high-end curtain wall systems (including glass, stone & metal curtain walls), roofing systems, steel construction systems, eco-energy saving building conservation systems and related products, for public works and commercial real estate projects.

CAE has worked with world-renowned architects and building engineers from China and other countries and has completed over 100 large, complex and unique projects throughout China, Hong Kong, Macau, Australia and Southeast Asia, including numerous award-winning landmark buildings in many of Asia's major cities. It is now capitalizing on its industry-leading expertise by expanding aggressively beyond China into some of the hottest construction markets in the world, including the Middle East, Central Asia and Eastern Europe. It also plans to set up operations in New York to expand in the U.S. and Canadian markets.

For further information on China Architectural Engineering please visit www.caebuilding.com.

Forward Looking Statements: In addition to historical information, the statements set forth above include forward-looking statements that may involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, uncertainty of contract negotiations and payments under existing contracts, the Company’s dependence on government contracts, changes in the laws of the PRC that affect the Company’s operations, fluctuation and unpredictability of costs related to the Company’s products and services, the Company’s dependence on the steel and aluminum markets, reduction or reversal of the Company’s recorded revenue or profits due to “percentage of completion” method of accounting and expenses and costs associated with the issuance of convertible bonds. The forward-looking statements are also identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company’s reports and other filings with the Securities and Exchange Commission.

- Tables Follow -

CHINA ARCHITECTURAL ENGINEERING, INC.
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2007 AND 2006
(Stated in US Dollars)

	12/31/2007	12/31/2006
ASSETS
Current Assets
Cash and cash equivalents	$4,635,184	$2,115,966
Restricted cash	-	2,743,142
Contract receivables, net	13,047,559	7,573,913
Costs and earnings in excess of billings	57,488,693	22,487,792
Job disbursements advances	2,454,106	5,236,327
Tender and other site deposits	83,046	3,427,490
Other receivables	6,436,400	213,257
Amount due from subsidiaries	204,465	-
Inventories	528,743	23,108
Other current assets	109,533

Total current assets	84,987,729	43,820,995

Non-current assets
Plant and equipment, net	2,652,940	474,498
Security deposits	-	565,795
Organization cost	92,741	-
Goodwill	7,995,896	-
Other non-current assets	7,505	-

TOTAL ASSETS	$95,736,811	$44,861,288

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Short-term bank loan	$2,578,550	$-
Accounts payable	18,737,771	15,202,029
Amount due to shareholder	1,334,856	1,735
Other payables	9,193,186	1,091,382
Income tax payable	6,204,315	1,263,491
Business and other taxes payable	7,663	2,058,327
Customers' deposits	757,079	1,272,312
Job disbursements payable	-	-
Accruals	499,685	894,329

Total current liabilities	39,313,105	21,783,605

Non-current liabilities
Long term liabilities bank loan	443,881	2,564,979
Convertible bond payable, net	3,465,741	-
Minority interest	49,482	-

TOTAL LIABILITIES	$43,272,209	$24,348,584

STOCKHOLDERS' EQUITY
Preferred stock, $0.001 par value, 10,000,000
shares authorized, 0 shares issued and
outstanding at December 31, 2007 and 2006;
Common stock, $0.001 par value, 100,000,000
shares authorized, 51,783,416 shares issued
and outstanding at December 31, 2007 and
December 31, 2006	$51,784	$50,000
Additional paid in capital	23,665,558	7,074,701
Statutory reserves	3,040,595	1,437,223
Accumulated other comprehensive income	1,892,829	469,964
Retained earnings	23,813,836	11,480,816

	52,464,602	20,512,704

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$95,736,811	$44,861,288

CHINA ARCHITECTURAL ENGINEERING, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	12/31/2007	12/31/2006

Contract revenues earned	$86,617,239	63,359,174

Cost of contract revenues earned	64,353,915	46,796,419

Gross profit	$22,263,324	$16,562,755

Selling and administrative expenses	5,525,131	5,989,328
Non-recurring general and administrative
expenses	-	3,805,608
Finance expense	208,197	-

Income from operations	$16,529,997	$6,767,819

Interest income	108,241	-
Interest expense	2,144,768	-
Other income	88,385	700,170
Other expenses	127,043	-

Income before taxation	$14,454,812	$7,467,989

Income tax	2,422,484	1,318,221

Net income	$12,032,328	$6,149,768

Basic net income per common share	$0.21	$0.14

Diluted net income per common share	$0.21	$0.14

Basic weighted average common shares
outstanding	50,357,454	44,679,990
Diluted weighted average common shares
outstanding	51,088,144	44,679,990

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